STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



                        Date of Report: February 27, 2007



                             MIDDLESEX WATER COMPANY
                             -----------------------
             (Exact name of registrant as specified in its charter)


          NEW JERSEY                   0-422                 22-1114430
          ----------                   -----                 ----------
(State or other jurisdiction of     (Commission           (I.R.S. Employer
 incorporation or organization)      File Number)         Identification No.)


            1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
            ---------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (732)-634-1500
                                 --------------
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01. Other Events

Announcement of Final Decision from the Delaware Public Service Commission on Rate Increase filed by Tidewater Utilities, Inc., a subsidiary of Middlesex Water Company, as set forth in the attached press release.



                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.



                                                MIDDLESEX WATER COMPANY
                                                     (Registrant)





                                                s/Kenneth J. Quinn
                                                Kenneth J. Quinn
                                                Vice President, General Counsel,
                                                Secretary and Treasurer


Dated:  February 27, 2007

                 TIDEWATER UTILITIES COMPLETES CAPITAL PROJECTS;
                    RECEIVES PSC APPROVAL FOR RATE INCREASE

     ISELIN, NJ (February 27, 2007) Middlesex Water Company (NASDAQ Global Select Market: MSEX), a provider of water, wastewater and related services, has announced that its Delaware wholly-owned subsidiary, Tidewater Utilities, Inc., (Tidewater) has received final approval from the Delaware Public Service Commission (PSC) for a 26.9% or $3.9 million overall increase in annual revenues. Tidewater is a water utility serving more than 30,000 residential and other customers in New Castle, Kent and Sussex Counties in Delaware.

     Tidewater had filed a request in April 2006 with the PSC for a 38.6% increase in water rates to cover costs of increased capital investment as well as increased operations and maintenance expenses such as electric power, water treatment and labor and benefits costs. As allowed under PSC regulations, an interim increase of 15% was implemented in June 2006 pending the final resolution of this proceeding. This final Decision by the PSC allows the Company to implement an additional increase of 11.9% or $1.9 million in annual revenues, effective February 28, 2007. The timing of this final award was dependent upon the completion by Tidewater of certain capital projects, all of which have been placed into service.

     Presently, the average household served by Tidewater is charged approximately $33.61 per month for 5,000 gallons of water. The new rate structure, based on 5,000 gallons of water, and reflecting the full request, would result in a monthly bill of $42.99. Water charges for residential customers would consist of a $44.27 quarterly facilities charge and a consumption charge of $5.6462 per 1,000 gallons. Tidewater operates 88 water plants and more than 160 active wells in 410 residential communities and commercial establishments throughout Delaware.

Water System Improvements
-------------------------

     Improvements in 2006 included installation and rehabilitation of water mains, pumps and treatment facilities, construction of a 500,000 gallon elevated water storage tank, upgrades to 87 pumping plant facilities as wells as installation of numerous water main extensions and interconnections among previously-independent water systems serving various communities. Further improvements included the installation of back-up electric generation capability at pumping facilities and fire wells to help maintain adequate water pressures.

                                (MORE-MORE-MORE)

TIDEWATER UTILITIES COMPLETES CAPITAL PROJECTS; RECEIVES PSC APPROVAL FOR RATE INCREASE/Page 2


     The Company continues to focus on strategically consolidating its many independent systems into regional districts where appropriate, for greater efficiencies achievable through economies of scale. Interconnections and regionalization of independent water system communities is essential in order to ensure backup water supply and reliable operations.

     Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. These companies are also subject to various Federal and State regulatory agencies concerning water quality standards. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware.

     For more information on Tidewater Utilities, Inc., visit the company's website at www.tuiwater.com. For more information on its parent company,
           ----------------
Middlesex Water Company, visit www.middlesexwater.com
                               ----------------------

CONTACT:
Gerard L. Esposito, President, Tidewater Utilities, Inc. (302) 734-7500 or Bernadette Sohler, Director of Communications,
Middlesex Water Company  (732) 634-1500

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